                                                                   EXHIBIT 10.68


                              W & T OFFSHORE, INC.
                              Eight Greenway Plaza
                                   Suite 614
                                Houston, TX 77046
October 15, 1996                                                  (713) 626-8525
                                                              FAX (713) 626-8527
National Energy Group, Inc.
1400 One Energy Square
4925 Greenville Avenue
Dallas, TX 75206
Attn:Mr. Miles Bender

RE:    Purchase and Sale Agreement
       East Bayou Sorrel Prospect
       Iberville Parish, Louisiana

Dear Mr. Bender:

This letter represents the Purchase and Sale Agreement (the "Agreement") between W & T OFFSHORE, INC. ("Seller") and NATIONAL ENERGY GROUP, INC. ("Buyer") pursuant to which Seller desires to sell and Buyer desires to purchase the properties in Paragraph 1 below on the terms and conditions hereinafter set forth.

1.     The Assets

       Subject to the terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase and pay for, as hereinafter provided, the properties that are subject to this Agreement, including all of Seller's right, title and interest in and to the following:

       A. All rights of Seller in and to the real property leases which have been recorded as of October 1, 1996 in the Official Records of the Clerk of Court, Iberville Parish, Louisiana, including oil, gas and mineral interests, together with any identical or concurrent rights and interests in and to all property and rights incident thereto, including without limitation lands, formations, wellbore rights, royalties, production payments, options, agreements, easements in Connection therewith set forth on Exhibit "A" and Exhibit "A-1" attached hereto, together with all rights of Seller in improvements, appurtenances, easements, licenses, unitization and pooling agreements and other rights and interest thereon and therein, hereinafter individually (the "Lease") and collectively (the "Leases"); and

       B. To the extent attributable or allocable to the Leases, all of Seller's right, title and interest in and to all wells, including the C. E. Schwing et al No. 1 Well (and any production attributable thereto), pumps and other well equipment, (surface and subsurface) owned by Seller which is used in connection with the production, treatment, processing, gathering, sale or disposition of hydrocarbons water or other substances from the Lease, hereinafter (the "Equipment"); and
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       C.     Seller's contractual rights and obligations pertaining to the
              Leases and Equipment, collectively the "Contracts", to wit:

                     (1) Participation Agreement dated December 15, 1995 between Supply Development Group, Inc. et al, as Participants, and W & T Offshore, Inc., as Operator;

                     (2) Operating Agreement dated December 15, 1995 between W & T Offshore, Inc., as Operator, and Supply Development Group, Inc. et al, as Non-Operator, hereinafter ("Operating Agreement");

                     (3) Escrow and Security Agreement dated April 10, 1996 between W & T Offshore, Inc., as Operator, and Schwing, Inc. for the plugging and abandonment of the C. E. Schwing et a[ No. 1 Well;

                     (4) Assignment of Overriding Royalty Interests dated September 8, 1995, between UMC Petroleum Corporation, as Assignor, and Sandefer Oil & Gas, Inc., as Assignee, recorded in COB 481, Entry 268, Official Records of Iberville Parish, Louisiana;

                     (5) Assignment of Overriding Royalty from UMC Petroleum Corporation to W. David Willig and Robert A. Potosky, dated February 22, 1996 and recorded in COB 485, Entry 145 of the Official Records of Iberville Parish, Louisiana;

                     (6) Assignment of Oil, Gas and Mineral Lease effective December 15,1995 between UMC Petroleum Corporation, as Assignor, and W & T Offshore., Inc. et al, recorded in COB 487, Entry 253, Official Records of Iberville Parish, Louisiana;

                     (7) Partial Assignment of Oil, Gas and Mineral Leases dated September 1, 1996 between W & T Offshore, Inc., as Assignor, and Supply Development Group, Inc. et al, as Assignees, assigning interest in Leases recorded in COB 485, Entry 99, and COB 489, Entry 75, Official Records of Iberville Parish, Louisiana. Said Partial Assignment is currently being circulated for signature and is unrecorded;

                     (8) Letter of Offer to Lease dated August 20, 1996 from W & T Offshore, Inc. to Mr. Charles E. Schwing of Schwing, Inc. covering acreage on Township 10 South, Range 11 East, Iberville Parish, Louisiana;

                     (9) Purchase Order dated September 13, 1996 between CF&S Tank and Equipment Company and W & T Offshore, Inc. for the purchase of production equipment at the East Bayou Sorrel Facility;





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                     (10)   Gas Compressor Proposal and Agreement dated
                            September 25, 1996 between Global Compression Services and W & T Offshore, Inc; and

       D. All rights of Seller in and to any permits, licenses, or other similar authorizations or understandings pertaining to, related to or in connection with the Leases as set forth on Exhibit "A-2" attached hereto, hereinafter (the "Permits"); and

       E. A copy of Seller's original files, copied at Buyer's expense, pertaining to the Leases, Equipment and Contracts, EXCLUDING HOWEVER, any seismic data (licensed or proprietary) maps or interpretative information generated by Seller, and any reports or other data or information prepared by Seller pertaining to economic analysis or reserve forecasts (collectively, the
              "Records"').    The Records, together with the Leases, Equipment,
              Contracts and Permits shall hereinafter be collectively referred to as (the "Assets").

2.     Effective Time

       The sale of the Assets shall be effective as of 7:00 a.m. CST on June 6, 1996.

3.     Determination of Purchase Price

       The purchase price for the Assets shall be Three Million Three Hundred Thousand Dollars ($3,300,000.00), of which Five Hundred Thousand Dollars ($500,000.00) shall be due and payable as described in Paragraph 8 hereof, and the balance shall be due and payable as described in Paragraph 7.b) hereof as of the Closing.

4.     Closing

       If the conditions of Closing have been satisfied or waived in writing by the party to whom the obligation is due, the consummation of the transactions contemplated hereby (the "Closing") shall occur on or before October 31, 1996 at Seller's offices in Houston, Texas. The time referred to hereinabove in which Closing must take place may be extended by mutual agreement in writing between the parties. If the parties agree, Closing may take place by mail.

5.     Payment of Purchase Price

       The Purchase Price shall be paid at Closing by wire transfer of immediately available funds (federal) to the following account:

                     Deposit Guaranty National Bank
                     Jackson, MS 39215-1200
                     ABA No. 065305436
                     Account No. 500-2967206
                     c/o W & T Offshore, Inc.





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6.     Closing Obligations

       At the Closing:

       a) Seller shall execute, acknowledge and deliver a Bill of Sale and Conveyance and Assignment in the form of Exhibit "C" attached hereto to convey title to the Assets to Buyer (in sufficient counterparts to facilitate recording), as well as any applicable state assignment forms and deliver possession thereof to Buyer;

       b) Seller shall execute and deliver all other documents satisfactory in form and substance to Buyer and its counsel, as may be required, in Buyer's reasonable opinion, to effect or evidence the assignment, conveyance, transfer and delivery to Buyer of the Assets or to enable Buyer to continue to operate the Assets, including Form MD-10-R-A naming Seller as the Operator of the Assets as of November 1, 1 996;

       c) Seller shall deliver an incumbency certificate dated the Closing Date, together with copies, certified by its Corporate Secretary or the Assistant Corporate Secretary of resolutions of its Board of Directors authorizing the execution, delivery and performance by Seller of this Agreement and the documents, instruments, certificates and other agreements being executed and delivered by it pursuant to the terms hereof;

       d) Seller shall deliver a certificate of an officer that the representations and warranties described in Paragraph 11 hereof have been fulfilled;

       e) Buyer shall make payment of the Purchase Price described in Paragraph 3 in the manner described in Paragraph 5;

       f) Buyer shall execute the Bill of Sale Conveyance and Assignment and any state assignment forms and shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement;

       g) Buyer shall deliver an incumbency certificate dated the Closing Date, together with copies, certified by its Corporate Secretary or its Assistant Corporate Secretary, of resolutions of its Board of Directors authorizing the execution, delivery and performance by Buyer of this Agreement and the documents, instruments, certificates and other agreements being executed and delivered by it pursuant to the terms hereof; and

       h) Buyer shall deliver a certificate of an officer that the representations and warranties described in Paragraph 12 hereof have been fulfilled; and

       i) Buyer shall execute and deliver all other documents satisfactory in form and substance to Seller and its counsel, as may be required, in Seller's reasonable opinion, to effect or evidence the assignment, conveyance, transfer and delivery to Buyer of the Assets or to enable Buyer to continue to operate the Assets.





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7.     Post-Closing Obligations

              a) Receipts and Credits. All monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time subsequent to the Effective Date shall be the sole property and entitlement of the Buyer, and Seller shall fully disclose and account for same to Buyer, including any monies collected from Working Interest Owners pursuant to a 'cash call" for work invoiced but not completed as of the Effective Date. All monies, proceeds, receipts and income attributable to the Assets for all periods of time prior to the Effective Date shall be the sole property and entitlement of Seller and Buyer shall fully disclose, account for and transmit same to Seller promptly. All costs, expenses, and disbursements, with the exception of taxes, attributable to the Assets for the period of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for same. All costs, expenses, and disbursements attributable to periods of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of the Buyer, or if paid by Seller, promptly reimbursed by the Buyer. Seller shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Buyer after Closing for any delivery or performance by Seller prior to
                     the Effective Date.            All uncollected accounts
                     receivable attributable to the Assets and incurred after the Effective Date shall be assigned to Buyer. All taxes owed attributable to the Assets for any period in time, whether before or after the Effective Date, will be paid by Buyer.

              b)     Post-Closing Adjustments, Suspended Funds, and Audit
                     Rights:

                     On or before October 15,1996 or such other date thereafter as Buyer and Seller may mutually agree (the "Interim Settlement Date"), Seller shall prepare and deliver to Buyer, in accordance with this Agreement, and generally accepted accounting principles, a statement (the "Interim Settlement Statement") setting forth each adjustment to the Purchase Price and showing the calculation of such adjustments and the resulting interim purchase price (the "Interim Purchase Price"). The Interim Purchase Price will be paid at Closing. The parties shall undertake to agree with respect to the amounts due pursuant to such Post-Closing Adjustments ("Final Purchase Price") no later than ninety (90) days after the Closing Date. The datE! upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the "Final Settlement Date". In the event that (1) the sum of the Final Purchase Price is more than the sum of the net Purchase Price, Buyer shall pay to Seller or to Seller's account (as designated by Seller) in immediately available funds the amount of such difference, or (2) the sum of the Final Purchase Price, is less than the sum of the net Purchase Price, Seller shall pay to Buyer or to Buyer's account (as designated by Buyer) in immediately available funds the amount of such difference. The Interim Purchase Price shall consist of:





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                     The Purchase Price set forth in Paragraph 3:

                     (1) Plus the amount of all reasonable and necessary expenditures made by Seller that are attributable to the Leases transferred to Buyer between the Effective Date and the Interim Settlement Date, including, without limitation, rentals and similar charges and expenses, including those billed under the Operating Agreement, and all prepaid expenses;

                     (2) Plus simple interest accrued on $2.8 Million (Purchase Price minus Initial Payment) from October 15, 1996 to Closing at the rate of 9% per annum, and Seller's proportionate share of monies plus interest accrued attributable to the W & T Offshore, Inc./Schwing, Inc. Plugging and Abandonment Escrow Account #10-7968-00-0 at Deposit Guaranty National Bank.

                     (3) Each party reserves the right to conduct an audit of pertinent books and records of the other party for a period of six (6) months subsequent to the Final Settlement Date to expedite or confirm any required accounting or adjustment. Thereafter, no further audits will be permitted and no further adjustments will be made.

8.     Initial Payment

       Contemporaneously with the execution of this Agreement but in no event later than October 15, 1996, Buyer shall deliver to Seller the sum of Five Hundred Thousand Dollars ($500,000.00) ("Initial Payment") in the form of wire transfer to the account identified in Paragraph 5 as consideration for this Agreement which shall be credited against the Purchase Price at Closing. The Initial Payment is non-refundable, and non-interest bearing and shall remain the property of Seller unless Seller has materially breached the covenants, agreements and/or representations contained in this Agreement or, if upon Buyer's full compliance with all of the material terms and conditions of Closing, Seller refuses to transfer the Assets as required by this Agreement, in which event, Seller shall promptly return the Initial Payment to Buyer.

9.     Operatorship

       Contemporaneously with the execution of this Agreement and receipt of the Initial Payment, Seller shall resign as Operator of the C. E. Schwing #1 Well and the East Bayou Sorrel Prospect, and at which time Seller shall execute and deliver to Buyer Form MD-10-R-A as required by the State of Louisiana Office of Conservation, naming Buyer as the Operator of the Assets. However, in the event that Closing does not occur on or before October 31, 1996, Buyer shall immediately resign as Operator and Seller shall be named Operator. The document described in this paragraph evidencing the designation of Operator from Buyer to Seller effective November 1, 1996 shall be executed by Buyer contemporaneously with Buyer being named Operator.





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10.    Assumption of Obligations

       As of Closing, but effective as of the Effective Time, Buyer shall assume, be bound by, discharge and be responsible for all duties and obligations arising under and by virtue of the Assets, including, but not limited to all Contracts described in Paragraph 1.C. and all applicable and valid recorded and unrecorded agreements, contracts and instruments related thereto (herein the "Assumed Obligations").

11.    Representations of Seller.

       Seller represents to Buyer as follows:

       a) Seller has not alienated its ownership interest in the Assets, including its undivided Gross Working Interest in the Leases and its Net Revenue Interests in production therefrom or attributable thereto in the percentages which set forth herein, and the same are free of any lien, burden or encumbrance created or suffered to exist by Seller, except for inchoate liens for payment of operating expenses in the ordinary course of operating the Lease.

       b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in the State of Louisiana.

       c) The execution and delivery of this Agreement by Seller have been duly authorized by all necessary corporate actions and do not conflict with any of the provisions contained in Seller's Articles of Incorporation or By-Laws and constitutes a legal, binding and enforceable obligation against Seller in accordance with its terms.

       d) Seller agrees to use its best efforts to obtain any necessary consents and approvals of governmental authorities to the performance by Seller of the transaction contemplated hereby; and Seller, to the best of its knowledge, has maintained all material licenses, permits, and other governmental authorizations required to be maintained in connection with its ownership and operation of the Assets.

       e) AT CLOSING, SELLER WILL CONVEY TO BUYER SELLER'S INTERESTS IN THE ASSETS WITH NO WARRANTY, EXPRESS OR IMPLIED.

       f) Seller has the right to sell and transfer the Assets to Buyer and when the Bill of Sale, Conveyance and Assignment are duly recorded, Buyer shall have acquired all of Seller's right, title and interest to the Assets as provided herein.

       g) To the best of Sellers' knowledge, Seller has assembled and included in the Records the information in Seller's possession which relates to its ownership and/or exploration, development and operation of the Assets, and the marketing of production from the Lease.





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       h)     To the best of Sellers' knowledge, there is no action, suit proceedings (administrative, judicial or otherwise), claim, arbitration or investigation pending or threatened against, or affecting the interest of Seller in the assets or this Agreement in any Court or before any governmental agency or instrumentality or other entity; that it is not aware of claims or grounds for any claim which may result in any such action being instituted or claim being made.

       i) To the best of Sellers' knowledge, Seller is not in default under any of the material terms and conditions of any Contract.

       j) To the best of its knowledge, Seller is not in violation, nor has it received notice of any alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any analogous state or local statute, regulation, ordinance, order or decree relating to the environment, in each case as in effect as of the date of this Agreement, such laws, as in effect from time to time, are referred to herein as ("Environmental Laws"), with respect to the Leases. There have been no site assessments by third parties or formal reports to regulatory authorities in Seller's possession or of which Seller has knowledge regarding potential environmental liabilities associated with the Leases and relating to compliance with applicable Environmental Laws or contamination by any toxic substance, oil or hazardous materials or other Chemicals or substances regulated by any Environmental Laws of the Leases;

       k) To the best of its knowledge, all information relating to the transactions contemplated hereby furnished by it in this Agreement and the attachments and Exhibits hereto are accurate and complete in all material respects.

       l) The representations and warranties of Seller set forth herein shall be true on and as of Closing and on and as of the Effective Time with the same force and effect as though made on each of said dates but with the exception of sub-paragraph (i), they shall survive only for a period of one (1) year after Closing as to any claim noticed to Seller based on the untruthfulness or breach thereof within said one year period.

12.    Representations of Buyer.

       Buyer represents to Seller as follows:

       a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and to own and/or operate the Lease in the State of Louisiana.





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
       b) The execution and delivery of this Agreement by Buyer have been duly authorized by all necessary corporate actions and do not conflict with any of the provisions contained in Buyer's Articles of Incorporation or By-Laws or in any other instrument to which it as a party or by which it is bound.

       c) Buyer agrees to use its best efforts to obtain as of Closing any necessary consents and approvals of governmental authorities or other entities necessary to own and/or operate the Lease.

       d) The representations of Buyer set forth herein shall be true on and as of Closing and on and as of the Effective Date with the same force and effect as though made on each of said dates.

       e) Buyer is acquiring the Assets for its own account and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act of 1933 and the rules and regulations pertaining to it or a distribution thereof in violation of any applicable securities laws.

       f) Buyer has been afforded the opportunity and a period of time in which to examine the records of Seller at Seller's offices with respect to the Assets and has been afforded access to all information in Seller's possession with respect to the Assets. Buyer acknowledges that Seller has made no representations or warranties as to the accuracy or completeness of such information, or as to its title to the Assets. and, in entering into and performing this Agreement, Buyer has relied and will rely solely upon its independent investigation of, and judgment with respect to the Assets, their value and Seller's title thereto.

       g) Prior to Closing, (i) Buyer will not take any action with respect to the Assets which would create any matErial liabilities or which would create any commitments other than those created in the ordinary course of business without Seller's written consent; provided, however, Buyer will not commit or agree with anyone to comm t oil or gas production beyond existing commitments without Seller's prior written consent, (ii) to the extent that any applicable operating agreement or other contract provides for Buyer's approval, Buyer will not approve the purchases of any single item of new equipment for use on the Lease or any single testing, reworking, drilling, completion, workover or development operation having an estimated net cost to Seller's interest greater than Twenty Thousand and No/100 Dollars ($20,000.00) without Seller's prior written consent, (iii) Buyer shall not sell, release or otherwise dispose of or encumber, any of the Assets purchased herein except in the normal and ordinary course of business and (iv) Buyer shall notify Seller promptly of any unusual matter relating to he Assets and to its operations of which Buyer becomes aware or may be informed of, specifying appropriate particulars.





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
13.    Buyer's Obligations and Indemnity

       a) Buyer has examined the Assets and agrees to accept it in its present condition, as is, and assumes ;all responsibility for damages caused by the conditions on the property attributable to Seller's ownership or operation before, on or after the Effective Date, except for acts of Seller which are violations of law or as a result of Seller's fraud or gross negligence, however, with
              Article XVI. of the Operating Agreement being in full force and effect during the time of ownership and operation of the Assets by Seller.

       b) Buyer hereby agrees and shall agree in writing, in the form of assignment of the Assets recorded in the applicable parish, as of the Effective Date, to assume, perform and comply with all of the provisions and obligations (express or implied) that are attributable to the Assets, including, without limitation, all the terms and conditions of the Contracts, agreements, instruments and Leases as described in Paragraph 1 of this Agreement.

       c) Buyer agrees to accept full responsibility for Seller's proportionate share of the cost for maintenance, repair, removal and/or plugging and abandonment of all wells, facilities and equipment included in this Agreement and shall indemnify, defend and hold Seller, its officers, directors, employees and agents harmless from each and every loss, suit, claim, demand, cost (including reasonable attorney's fees and court costs), liability, judgment, injury, damage, action or cause of action, fine, violation, citation, penalty or other sanction resulting from Buyer's failure to comply with the terms and conditions of this paragraph or resulting from the failure to comply with the terms and conditions of any cf the agreements, including Leases, listed herein. Buyer further agrees that it will perform such plugging and abandonment of wells, removal of platform and other structures, and lease site cleanup and clearance in accordance with the rules and regulations of the State of Louisiana, the applicable Lease(s), as well as any other applicable agreements, laws, or any governmental agencies having jurisdiction.

       d) Buyer shall require in the instrument(s) of assignment to all future assigns (if any) of the Lease(s) that the assignee assume the same obligations contained in Paragraph 13.c) as Buyer has; and that such future assignments) shall not relieve Buyer of its obligations to Seller to properly plug and abandon wells pursuant to Paragraph 13.c).

       e) Buyer hereby assumes all legal obligations, both contractual and statutory of any nature, including to third parties, that are attributable to, or arising in connection with, its ownership cr operation of the Assets before, on or after the Effective Date, except for acts of Seller which are violations of law or as a result of Seller's fraud or gross negligence, however, with
              Article XV.L. of the Operating Agreement being in full force and effect during the time of ownership and operation of the Assets by Seller.





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
       f) Buyer agrees to provide indemnification to Seller from and against any and all actions, damages, liabilities, claims, liens, and expenses of every kind and character, (including any reasonable fees of counsel), whether known or unknown, that are attributable to the Assets, that arise out of or in the manner connected with Seller's ownership or operation of the Assets before, on or after the Effective Date, and regardless of whether or not Buyer has discovered any condition or contamination on the Assets prior to the Effective Date, except for acts of Seller which are violations of law or the result of Seller's fraud or gross negligence, however, with Article XV.L. of the Operating Agreement being in full force and effect during the time of ownership and operation of the Assets by Seller.

       g) Prior to the Closing, the Assets herein conveyed to Buyer and any and all rights and obligations under this Agreement shall not be assigned or delegated by Buyer in whole or in part without obtaining Seller's prior written consent.

14.    Insurance

       Buyer agrees to purchase and carry at least the amounts of insurance coverage as set out in Exhibit "D" to the Operating Agreement described in Paragraph 1.C.(2) of this Agreement, effective on or before October 15, 1996. Said coverage is attached hereto as Exhibit "B" to this Agreement. Buyer warrants that its insurer has read this agreement, and Buyer shall furnish proof of insurance to Seller on or before the execution and delivery of this Agreement.

15.    Costs Borne by Buyer

       Any and all costs associated with the assignment of the Assets shall be borne solely by Buyer. Buyer shall be solely responsible for all filings and recording of documents related to the Assets and for all fees in connection therewith. Buyer shall furnish Seller with a certified copy of the recorded and/or approved assignments.

16.    Notices

       Any and all notices required to be given hereunder shall be considered given when the same have been personally delivered and receipt obtained therefor, or when placed in the United States Mail, first class, certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

       (a)    if to Seller:

              W & T Offshore, Inc.
              Eight Greenway Plaza, Suite 614
              Houston, Texas 77046
              Attention: Virginia Morrison
              Telephone: (713) 626-8525
              Facsimile: (713) 626-8527





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
       (b)    if to Buyer:

              National Energy Group, Inc.
              1400 One Energy Square
              4925 Greenville Avenue
              Dallas, TX 75206
              Attention: Mr. Miles Bender
              Telephone: (214) 692-9211
              Facsimile: (214) 692-9310

17.    Miscellaneous

       a) Binding. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

       b) Governing Law. This Agreement and the legal relations hereunder shall be governed and construed by the laws of the State of Louisiana.

       c) Headings. Headings are for convenience only and do not constitute substantive provisions of this Agreement.

       d) Amendment. This Agreement constitutes the entire agreement of the parties and may be amended only by written instrument signed by both parties.

       e) Seller shall be so ' lely responsible for the cost of sales tax and transfer duties, if any, properly payable upon and in connection with the sale, assignment and transfer of the Assets from Seller to Buyer hereunder. Buyer and Seller each agree to deliver to the other party (or to such governmental or taxing authority as the other party reasonable requested in order to obtain an exemption with respect to any federal, state, municipal or other transfer taxes that may otherwise be required to be paid on the transfer of the Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of: (1) reasonable demand by the other party, or ii) discovery that such form or document is required.

       f) In the event of a dispute between the parties to this Agreement, the parties agree to participate in good faith in a minimum of four (4) hours of binding mediation with an attorney-mediator trained and certified by the American Arbitration Association, the United States Arbitration and Mediation Service, or any comparable organization, and to abide by the mediation procedures and decision of such organization. The parties agree to equally bear the costs of the mediation.

Please signify your acceptance and agreement to the foregoing terms and conditions by signing the enclosed copy of this letter in the appropriate place indicated below and return your executed copy to us as soon as possible.

Very truly yours,

W & T OFFSHORE, INC.

/s/ William C. Bethea

William C. Bethea
Vice President

VLM: kec

Attachments



ACCEPTED and AGREED TO this 15 day of October, 1996.

NATIONAL ENERGY GROUP, INC.


By: /s/ R. Thomas Fetters, Jr.
   ------------------------------
Its: Snr. Vice President
    -----------------------------





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